Exhibit 23.1

Board of Directors and Shareholders of
White Pearl Acquisition Corp.

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated August 14, 2025, except for the Note 1, 2, 3, 4, 5, 7 and 9, as to which the date is December 1, 2025, in Amendment No. 2 to the Registration Statement on Form S-1, under the Securities Act of 1933 with respect to the balance sheet of White Pearl Acquisition Corp. (the “Company”) as of July 10, 2025, and the related statements of operations, changes in shareholder’s equity, and cash flows for the period from June 27, 2025 (Inception) to July 10, 2025, and the related notes included herein.

We also consent to the reference of our firm under the caption “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
December 4, 2025	Certified Public Accountants
PCAOB ID No.1171